Exhibit 10.15

Termination of Employment Agreement and Release

Made and executed on this 22 day of March 2020

This Termination of Employment and Release Agreement (this "Agreement") is entered by and between Foamix Pharmaceuticals Ltd. (the "Company") on the first part and Ilan Hadar I.D. No. 024298218 (the "Employee") on the second part;

Whereas	Employee has been employed by the Company as of February 20, 2014 pursuant to the terms of the employment agreement entered into between the Employee and the Company, dated September 13, 2017 as was amended on May 6, 2019 (herein collectively, the "Employment Agreement");

Whereas	On March 22, 2020 (the "Resignation Date"), the Employee resigned from his position as Chief Financial Officer of Menlo Therapeutics Inc., the ultimate parent of the Company ("Parent");

Whereas	Following thorough discussions, the Company and the Employee have mutually agreed on the termination of the Employee's employment with the Company as of August 31, 2021 (the "Termination Date"), on the terms and conditions pursuant to which the employment relations and the Employment Agreement will be terminated, which terms and conditions are set forth in this Agreement.

Now therefore the parties hereby confirm as follows:

1.	Effective as of the Resignation Date, the Employee no longer serves as the Chief Financial Officer of Parent or in any other position he held as an officer, director or otherwise with respect to the Company, its subsidiaries and its affiliates prior to the Resignation Date; provided that, the Employee shall continue to serve as the Israeli country manager and shall provide the services described in Section 2 below until August 31, 2020 (the "Transition Date").

2.	On the Resignation Date a notice period shall commence and continue until the Transition Date (the "Initial Notice Period"). During the Initial Notice Period the Employee shall remain an employee of the Company for all intents and purposes and will (i) cooperate fully, as shall be required by the Company, for the smooth transfer, in an orderly and efficient manner and with the requisite skill and good faith customarily provided by a person of his position and duties, and as shall be decided by the Board of Directors of Parent, (ii) assist in preparing pro forma information for the Company and its subsidiaries and filing the Company’s Form 10-Q in respect of the Company’s first and second quarter of the 2020 fiscal year, (iii) provide support in the transition of the Company’s finance team and functions from Israel to the U.S. and (iv) perform such other services as may be requested by the Company from time to time. During the Initial Notice Period, the Employee shall continue to receive the base pay and benefits as in effect with respect to the Employee as of the date of this Agreement in accordance with the Company's normal payroll practices. During the Initial Notice Period, the Employee shall continue to receive the base pay and benefits as in effect with respect to the Employee as of the date of this Agreement in accordance with the Company's normal payroll practices. Employee will not be entitled to any additional adjustment period. During the notice extension period commencing on the Transition Date and ending on the Termination Date (the "Extended Notice Period"), Employee will only be required to make himself available to answer questions related to matters that were within his authority from the Company and shall not otherwise have any operating responsibilities or formal role with the Company and its affiliates or provide services on behalf of the Company and its affiliates.

3.	During the Extended Notice Period, Employee will receive from the Company payment in the total gross amount of USD $396,550 (paid in equal installments of USD $33,045 each month) (the "Base Pay Continuation"), plus all benefits including social benefits, national insurance payments, health insurance and other payments as in effect with respect to the Employee as of the date of this Agreement (and paid inappropriate monthly installments) (the "Benefits Contribution Continuation").

4.	Within 30 days following the Transition Date, the Employee shall be entitled to receive a lump sum cash pro-rated bonus payment (based on the number of months the Employee was employed with the Company during the period commencing on January 1, 2020 and ending on the Transition Date) in the total gross amount of USD $132,183 (the "Prorated Bonus").

5.	Within 30 days following the Termination Date, the Employee shall be entitled to receive a lump sum cash payment in the total gross amount of USD $198,275 (representing the Employee's target annual bonus for the 2020 fiscal year, which was equal to 50% of the Employee's salary) (the "Target Bonus").

6.	Within 30 days following the Termination Date, the Company shall provide the Employee with letters of release with respect to the amounts (severance pay and pension) accrued under his managers' insurance policy and/or his pension fund. Due to the application of an arrangement under Section 14 of the Severance Pay Law, 5723-1963 (the "Severance Pay Law") to the period of the Employee's employment extending from July 1, 2017 through the Termination Date, the Employee shall not be entitled to any other or additional payments with respect to severance pay in respect of such period, pursuant to the Severance Pay Law or otherwise, other than the release of funds described in this Section 6, and the Employee shall be entitled, pursuant to the Severance Pay Law, to completion of severance payment in respect of the period extending from February 20, 2014 through July 1, 2017.

7.	On the Termination Date, the Company's obligations to Employee pursuant to the Employment Agreement shall (subject to this Agreement) terminate.

8.	Stock Options. Notwithstanding anything to the contrary contained in any equity plan of Parent or any other plan, agreement or arrangement, it is agreed by Parent and the parties that as of the Termination Date, all options to purchase shares of common stock of Parent ("Options") held by the Employee that are unvested as of immediately prior to the Termination Date shall be deemed fully vested as of the Termination Date. The Employee's Options shall remain exercisable until the earlier of (i) the date that is 90 days following the Termination Date and (ii) the expiration date of the applicable Options. The Employee shall have no right in connection with the Options following the earlier of (i) the date that is 90 days following the Termination Date and (ii) the expiration date of the applicable Options.

9.	Restricted Share Units. Notwithstanding anything to the contrary contained in any equity plan of Parent or any other plan, agreement or arrangement, it is agreed by Parent and the parties that as of the Termination Date, all restricted share units in respect of shares of common stock of Parent ("RSUs") held by the Employee that are unvested as of immediately prior to the Termination Date shall be deemed fully vested as of the Termination Date. The Employee shall have no right in connection with the RSUs following the settlement of such RSUs in accordance with their terms.

10.	Taxation. Any tax liability and other statutory deductions, in connection with all payments and entitlements under this Agreement, including in connection with Stock Options or RSUs, shall be borne and paid solely by the Employee. The Company shall be entitled to deduct from any payment all taxes and other statutory deductions.

11.	Return of Company's Property. Employee hereby confirms that upon signature of this Agreement he has delivered to the Company all of the documents, workbooks, information and materials (in whatever medium, whether manually or electronically recorded or otherwise), which were received or prepared by him in connection with his employment by the Company, and he has not retained any copies thereof. Upon the Termination Date, the Employee will deliver to the Company all of the Company's possessions, including:

11.1.	Company car provided in connection with the Employment Agreement (to which all Company policies will apply). Employee shall be permitted to retain his Company-issued cellular phone and his Company-issued personal computer/tablet subject to Section 12 below.

12.	Prior to the Transition Date, in cooperation with the Senior Vice President of Human Resources representing the Company, the Employee shall be required to remove from his cellular phone and PC/Tablet, all Company documents, workbooks, information and other materials containing Company confidential information or work product of any nature.

13.	Release. Subject to the fulfillment of all of the Employee's obligations set forth herein, Parent and the Company agree to grant the Employee the following ex-gratia benefits, although not required to do so under the terms of his Employment Agreement and\or applicable law (the "Ex-Gratia Benefits"):

13.1.	Payment of the Base Pay Continuation during the Extended Notice Period in the total gross amount of USD $396,550 (paid in equal installments of USD $33,045 each month), as detailed in Section 3;

13.2.	Payment of the Benefits Contribution Continuation during the Extended Notice Period, as detailed in Section 3;

13.3.	Payment of the Prorated Bonus in the total gross amount of USD $132,183 within 30 days following the Transition Date, as detailed in Section 4;

13.4.	Payment of the Target Bonus in the total gross amount of USD $198,275, as described in Section 5; and

13.5.	Accelerated vesting of the Employee's outstanding and unvested Options and RSUs upon the Termination Date, as detailed in Sections 8 and 9, respectively.

It is hereby clarified that the Ex-Gratia Benefits are in addition to the payments the Employee is entitled to under the Employment Agreement and as specified in Section 6 above. In case the Employee will breach any of her undertakings under this Agreement, he will return the Company the Ex-Gratia Benefits, including legal interest.

14.	All amounts paid under this Agreement will be paid in NIS using the same NIS/$ exchange rate that was applicable to the Employee during the Employee’s employment with the Company ($1.0=4.0 NIS).

15.	Employee represents that subject to the timely payment of the sums specified in Section 13 above, he accepts all payments described herein as full, complete and unconditional payment, settlement, accord and satisfaction of any and all obligations of the Company and its affiliates, until the Termination Date, arising out of Employee's employment or the termination of his employment, or that otherwise might be owed to Employee by the Company and its affiliates. Employee hereby releases and absolutely and forever discharges the Company, as well as its officers, directors, shareholders, insurers, agents, representatives, employees, former employees, attorneys, affiliated entities, successors and assigns (each a "Release"), and any and all of them, from any and all claims, liabilities, debts, obligations, rights, damages, actions and causes of action, known or unknown, of any kind or nature whatsoever, including in connection with wages, back wages, salaries of any kind, severance pay, social or pension payments of any kind whatsoever, any advanced notice or pay in lieu thereof, overtime pay, pay for work on the weekly day of rest or during holidays, deferred compensation payments, any and all reimbursements or refunds for expenses of any kind (including, without limitation, for traveling), recreation pay, vacation pay or redemption of such, sick pay or pay for sick days not utilized, commissions, incentives, bonus payments of any kind and nature (including performance bonus), stock options and/or shares, attorney's fees, compensatory damages, exemplary damages, contractual obligations and any and all payments, compensation, benefits and reimbursements of any kind, which Employee has or may have, now or hereafter, either individually or through or with any third party or parties, against the Company or any of the above related parties, in any way relating to or arising out of Employee's employment with the Company or separation therefrom, which arise or relate to events arising before or after the execution of this Agreement. Employee acknowledges that this Agreement constitutes, inter alia, compromise and notice of waiver and acceptance regarding severance pay, in accordance with Section 29 of the Law of Severance Payments, 1963.

16.	Survival of Provisions. Except as expressly modified herein, the termination of the Employment Agreement shall not affect any of the provisions of the Employment Agreement which are expressly or by implication to come into or to continue in force after such termination. Moreover, Employee acknowledges and confirms that the terms and provisions in the Employment Agreement referring to Confidentiality, Non-Competition, Non-Solicitation and assignment of inventions, which are deemed to be incorporated herein by reference, shall survive the termination of the Employment Agreement and shall remain in full force and effect with no limitation of time. Furthermore, Employee shall be subject to the Insider Trading Policy of the Company (and its successor Menlo Therapeutics Inc.) until the 91st day after the Termination Date (or earlier termination of this Agreement).

17.	Press Release/Confidentiality. Neither the Company nor Employee shall issue any press release or otherwise make any communication to any third party, including any employee of the Company or any of its affiliates, in respect of this Agreement, unless the text of said press release or communication and its attendant dissemination have been previously mutually agreed upon in writing by the Company and the Employee.

18.	General Provisions.

18.1.	This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties with respect to the subject matter hereof.

18.2.	This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each of the parties.

18.3.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

18.4.	If any term or provision of this Agreement is declared invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

18.5.	Employee acknowledges and declares that he has carefully read and understood all the provisions of this Agreement, he accepts all such provisions and he signs this Agreement at his own free will and full consent and after he was provided with sufficient time to consult with independent legal counsel.

18.6.	Any notice or other communications in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice), sent via registered mail, messenger or email. Such notice shall be deemed given after four (4) business days, if sent via registered mail; after one (1) day if sent by messenger, provided a proof of delivery has been received; after one (1) day if sent by email, provided however, that a computerized automatic "received" approval (delivery receipt) was sent by the email server.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

/s/ Ilan Hadar

Name: Ilan Hadar

Foamix Pharmaceuticals Ltd.

By:	/s/ David Domzalski

Name:	David Domzalski

Title:	CEO

Foamix Pharmaceuticals Ltd.

By:	/s/ Mutya Harsch

Name:	Mutya Harsch

Title:	General Counsel and CLO